Exhibit 99.4

Supplemental Information

For WMB and Orion, we identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed combined statement of operations, even though MTBC will not generate revenues from those customers.

Estimated revenue from customers who cancelled prior to our acquisition

	WMB	Orion	Total

Year ended December 31, 2017	$154	$6,406	$6,560
Six months ended June 30, 2018	-	2,308	2,308

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with GAAP, with Adjusted EBITDA, a non-GAAP financial measure of earnings. Adjusted EBITDA represents the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other expense (income), stock-based compensation expense, depreciation and amortization, integration and transaction and restructuring costs, and changes in contingent consideration. Our management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. We use this non-GAAP financial measure to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations which include large non-cash amortization of intangibles assets from acquisitions. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following tables contain a reconciliation of GAAP net (loss) income to Adjusted EBITDA for the year ended December 31, 2017 and the six months ended June 30, 2018:

Reconciliation of GAAP net (loss) income for the year ended

December 31, 2017 to Adjusted EBITDA

($000)

			MTBC +
			Previously
			Acquired		Pro Forma	Pro Forma
	MTBC	WMB	Subtotal	Orion	Adjustments	Combined
	(in thousands)
Net revenue	$31,811	$518	$32,329	$42,462	$-	$74,791

GAAP net (loss) income	$(5,565)	$42	$(5,523)	$(18,574)	$2,798	$(21,299)

Provision (benefit) for income taxes	68	-	68	34	-	102
Net interest expense	1,307	-	1,307	-	-	1,307
Foreign exchange / other expense	(249)	-	(249)	47	-	(202)
Stock-based compensation expense	1,487	-	1,487	-	-	1,487
Depreciation and amortization	4,300	-	4,300	4,620	(2,741)	6,179
Integration, transaction and restructuring costs (1)	791	-	791	-	(57)	734
Impairment charges	-	-	-	14,106	-	14,106
Change in contingent consideration	151	-	151	(936)	-	(785)
Adjusted EBITDA	$2,290	$42	$2,332	$(703)	$-	$1,629

1

Reconciliation of GAAP net income (loss) for the six months ended

June 30, 2018 to Adjusted EBITDA

($000)

				Pro Forma
	MTBC	Orion	Adjustments	Combined
	(in thousands)
Net revenue	$16,990	$19,079	$-	$36,069

GAAP net income (loss)	$270	$(2,712)	1,666	$(776)

Provision for income taxes	98	11	-	109
Net interest expense	113	-	-	113
Foreign exchange / other expense	(332)	-	-	(332)
Stock-based compensation expense	537	-	-	537
Depreciation and amortization	1,150	2,166	(1,484)	1,832
Integration, transaction and restructuring costs (1)	651	-	(182)	469
Change in contingent consideration	43	-	-	43
Adjusted EBITDA	$2,530	$(535)	$-	$1,995

(1)	The integration and transactions costs for MTBC include severance amounts paid to employees from acquired businesses, transactions costs, such as brokerage fees, pre-acquisition accounting costs and legal fees, exit costs related to terminating leases and other contractual agreements and other costs related to specific transactions and restructuring charges arising from discontinued facilities and operations. For Orion, such amounts represent fees for an outside party who were appointed to operate the business and serve as the bankruptcy trustee during the period before the transaction.

2